Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated June 26, 2025, except for Note 1(b), as to which the date is September 12, 2025, with respect to the consolidated financial statements of CCH Holdings Ltd, incorporated herein by reference.

/s/ ST & Partners PLT

Selangor Darul Ehsan, Malaysia

23 October 2025